RESULTS OF SHAREHOLDER VOTES

The Annual Meeting of Shareholders of the Fund was held on December 12, 2006. Holders of the Fund's common and preferred shares of beneficial interest voted on the election of Trustees.

Voting results for the election of Trustees by common shareholders are set forth below:

------------------------------- ---------------------------- ----------------------------
                                # of Shares In Favor         # of Shares Withheld
------------------------------- ---------------------------- ----------------------------
Nicholas Dalmaso                7,010,163                    593,919
------------------------------- ---------------------------- ----------------------------
Randall C. Barnes               7,010,963                    593,119
------------------------------- ---------------------------- ----------------------------

Voting results for the election of Trustees by preferred shareholders are set forth below:
------------------------------- ---------------------------- ----------------------------
                                # of Shares In Favor         # of Shares Withheld
------------------------------- ---------------------------- ----------------------------
Ronald E. Toupin                2,712                        -0-
------------------------------- ---------------------------- ----------------------------

------------------------------- ---------------------------- ----------------------------

The terms of the following Trustees of the Fund did not expire in 2006: Clifford
D. Corso and Ronald A. Nyberg. Effective December 31, 2006, Mark Jurish resigned as a member of the Fund's Independent Board of Trustees.